Exhibit 21.1

                              List of Subsidiaries

Certicom Corp. (Delaware), a Delaware corporation and a wholly owned subsidiary of Certicom Corp., a corporation organized under the laws of the Yukon Territory.

Consensus Development Corporation, a corporation organized under the laws of California, and a direct wholly owned subsidiary of Certicom Corp. (Delaware).

Uptronics, Inc. a corporation organized under the laws of Delaware, and a direct wholly owned subsidiary of Certicom Corp. (Delaware).

Trustpoint, a corporation organized under the laws of California, and a direct wholly owned subsidiary of Certicom Corp. (Delaware).